State of Delaware
Secretary of State
Division of Corporations
Delivered 06:26 PM 01/09/2013
FILED 06:21 PM 01/09/2013
SRV 130031676 - 4663811 FILE

# STATE OF DELAWARE
# CERTIFICATE OF MERGER OF
# DOMESTIC CORPORATIONS

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

**FIRST**: The name of the surviving corporation is Be Active Brands Inc. ____________, and the name of the corporation being merged into this surviving corporation is Be Active Acquisition Corp. ____________.

**SECOND**: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

**THIRD**: The name of the surviving corporation is Be Active Brands Inc. ____________ a Delaware corporation.

**FOURTH**: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

**FIFTH**: The merger is to become effective on January 9, 2013.

**SIXTH**: The Agreement of Merger is on file at 220 West 30th Street, 2nd Floor, NY, NY 10001, the place of business of the surviving corporation.

**SEVENTH**: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

**IN WITNESS WHEREOF**, said surviving corporation has caused this certificate to be signed by an authorized officer, the 9th day of January, A.D., 2013.

By: Marc Wexler
Authorized Officer

Name: Marc Wexler
Print or Type

Title: Chief Executive Officer